UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

June 5, 2008

Date of Report (date of earliest event reported)

SENORX, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33382	33-0787406
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

11 Columbia, Suite A, Aliso Viejo, California 92656

(Address of principal executive offices)

(949) 362-4800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 5, 2008, A. Thomas Bender became a member of our board of directors, filling an available Class I director vacancy. As with other Class I directors, Mr. Bender will stand for re-election at the 2011 annual meeting of stockholders.

Item 8.01	Other Events.

Mr. Bender also replaced Jesse I. Treu, Ph.D. on the compensation committee, and as its Chair, resulting in a committee comprised of Kim D. Blickenstaff, Frederick J. Dotzler and Mr. Bender.

Since July 2002, Mr. Bender has been Chairman of the Board of The Cooper Companies, Inc., a publicly traded global specialty medical products company. From May 1995 through his retirement in October 2007, Mr. Bender served as President and Chief Executive Officer of The Cooper Companies, Inc. From June 1991 to December 2004, he also served as President of CooperVision, the contact lens subsidiary of The Cooper Companies, Inc. Between 1966 and 1991, Mr. Bender held a variety of positions at Allergan, Inc. (a manufacturer of eye and skin care products), including Corporate Senior Vice President, and President and Chief Operating Officer of Herbert Laboratories, Allergan’s dermatology division. Mr. Bender serves of the board of directors for iScience Interventional, Inc. and their compensation committee, as well as the board of directors for Mission Hospital Foundation in Mission Viejo, CA. Mr. Bender is also on the Advisory Boards of a number of Orange County, California non-profit organizations. Mr. Bender earned his B.S. in History from the University of St. Thomas.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENORX, INC.

Date: June 6, 2008	By:	/s/ Kevin J. Cousins
Kevin J. Cousins
Chief Financial Officer, Vice President, Finance